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                                                                    EXHIBIT 10.9

                                  CROWE CHIZEK



May 9, 1996



Mr. George L. Perucco
President
Home Federal Savings & Loan
Association of Elgin
16 N. Spring Street
Elgin, IL 60120

Dear Mr. Perucco:

We are pleased to provide this proposal for conversion agent services to assist with the conversion of Home Federal Savings & Loan Association of Elgin to a stock savings bank. Choosing the right conversion agent is an important step to ensuring a smooth and successful conversion. Crowe Chizek has been actively involved in providing conversion accounting and EDP related services to the thrift industry since 1977, and since that time we've provided conversion agent services to over 125 converting thrifts. Enclosed for your review is a partial listing of Crowe Chizek conversion engagements.

The personnel making up your project team are trained professional data processing and business consultants with experience in conversion agent work. As a certified public accounting and management consulting firm, we offer a wide range of services and capabilities, as well as the flexibility to adapt to your unique operating environment. We also provide numerous services designed to reduce your printing and mailing costs, including:

     .  CONSOLIDATION OF MULTIPLE ACCOUNTS held by an individual

     . HOUSEHOLD SORTING for member mailings - Household sorting allows multiple family members living at the same address to be included in a single mailing package. This often results in a significant reduction in overall printing and mailing expenses.

     . SORTING of all labels, proxy cards and/or stock order forms BY ZIP CODE AND MULTIPLE MAILING CLASSES

In addition, Crowe Chizek provides software and services to complement your marketing agent's efforts which far exceed those of other conversion agents. We will work with you and your marketing agent to develop the most cost-effective approach to meet your conversion objectives. To provide the utmost response and turn-around time, all electronic data processing is done on
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Mr. George L. Perucco
May 9, 1996
Page 2

our own in-house computers. Contrary to other conversion agents who may require your data to be submitted in a special format, our fees are not predicated on any special processing by your data center. This service results in faster turnaround time and lower overall conversion costs.

Based upon our understanding of the requirements of Home Federal Savings & Loan, our fee to act as the conversion agent will be $20,000, payable as follows:
$5,000 upon signing of this letter, and the remainder upon closing of the conversion. If for any reason the conversion should not close, fees will be billed to the extent that the services as outlined below have been completed. This fee does not include out-of-pocket expenses, which will be billed at actual cost. However, out-of-pocket expenses will not exceed $1,000 without prior approval by the bank. We believe that you will find our estimate to be based upon reasonable expectations of the work required. Of course, should we encounter a situation that would significantly alter our expectations, we would discuss with you the required changes in effort and fees before proceeding.


SERVICES PROPOSED
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We propose that Crowe Chizek provide electronic data processing services in the following areas:

       1.  Data Extraction and Verification
       2.  Consolidation of Account Data
       3.  Blue Sky Laws Supporting Information
       4.  Household Identification for Mailing
       5.  Proxy Form Imprinting
       6.  Subscription Order Form Imprinting (if required)
       7.  Proxy Form Imprinting for Follow-up Mailings
       8.  Proxy Target Group Identification
       9.  Subscription Category Analysis Tools (software)
       10.  Proxy and/or Stock Solicitation Cards
       11.  Use of Crowe Chizek's Stock Subscription Management Software
       12.  Proxy Tabulation and Reporting
       13.  Inspectors of Election for the Special Meeting
       14.  Interest and Refund Check Generation
       15.  1099 Form Preparation
       16.  1099 Magnetic Media Reporting to the IRS
       17.  Transfer Agent Certificate Information (paper & magnetic media)
       18.  Liquidation Account Reporting
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Mr. George L. Perucco
May 9, 1996
Page 3


For more detail on each of the services outlined above, please refer to the accompanying Description of Conversion Agent Services.

OVER-SUBSCRIPTION/UNDER-SUBSCRIPTION SERVICES
- ---------------------------------------------

Crowe Chizek will provide assistance as needed in the event of either an over or under subscription. In the event of an over subscription, we will provide assistance to your marketing agent in the allocation process. In the event of an under subscription, we will provide similar assistance with resolicitation processing.


STANDARD LIMITATIONS
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In quoting the service fee estimates, and in engaging Crowe Chizek to work with
Home Federal Savings & Loan, the following standard limitations are understood:

     . The Thrift will provide the necessary information in a fashion suitable for the conduct of work specified above, and Crowe Chizek will hold all non-public information made available to it strictly confidential;

     . The Thrift will promptly notify Crowe Chizek of any changes in the Plan of Conversion;

     . The Thrift warrants the information provided to be accurate and Crowe Chizek has no requirement to make any independent verification thereof; and

     . The Thrift agrees not to hold Crowe Chizek liable for any damages sustained because of delays or errors occurring by reason of circumstances beyond its control and not caused by Crowe Chizek negligence or bad faith.

If the terms and objectives of our engagement as described above are acceptable, please provide authorization to proceed by returning one copy of this letter signed by the appropriate person at Home Federal Savings & Loan. A postage-paid envelope is enclosed for your convenience.
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Mr. George L. Perucco
May 9, 1996
Page 4



We believe that stock conversion is a significant step for any thrift. We also believe that our experience, audit discipline and proven electronic data processing capabilities in this area can be an asset to your conversion process. We will call you after you review this proposal to further discuss our services and to offer our suggestions for the efficient processing of your conversion effort. Of course, should you have any questions regarding the enclosed information, or if we can be of service in any way, please do not hesitate to call.

Sincerely,

/s/ Allan D. Jean

Allan D. Jean
Senior Manager

cc:  Stephen E. Nelson - Hovde Financial, Inc.
     Mark Sokolow - Thacher Proffitt & Wood

Accepted:

Home Federal Savings & Loan Association of Elgin

By:  George Perucco
     --------------

Title:  President

Date May 13, 1996